UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/29/2005

RELIABILITY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-7092

TX	75-0868913
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

P.O. Box 218370, Houston, TX 77218-8370
(Address of Principal Executive Offices, Including Zip Code)

281-492-0550
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.02.    Termination of a Material Definitive Agreement

Effective January 29, 2005, Reliability Incorporated ("the Company") terminated the Asset Purchase Agreement between the Company and Futura International, Inc. ("Futura") for the purchase of the Ezy-Load product line. The Company elected to terminate the agreement due to continued disappointing sales of the product and the amount of capital required to sustain the sales and marketing efforts. As a result of the termination, the Company will cease manufacturing and marketing the Ezy-Load product, except that any units on hand and any units in production (which may be completed) may be sold by the Company. With the exception of inventories, the Company will reconvey to Futura all assets previously acquired from Futura, consisting primarily of intellectual property rights. Upon reconveyance of the assets to Futura and payment of all royalties due through the termination date, the Company is relieved of all payment liabilities to Futura, including $225,000 of contingent purchase price payments scheduled for 2005 and future royalties.

Item 7.01.    Regulation FD Disclosure

On January 31, 2005 the Registrant issued a press release announcing the termination of the Asset Purchase Agreement with Futura International, Inc. for the purchase of the Ezy-Load product line, a copy of which press release is attached as Exhibit 99.1.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

RELIABILITY INCORPORATED

Date: January 31, 2005.	By:	/s/ Carl V. Schmidt
Carl V. Schmidt
Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Announcing Termination of Asset Purchase Agreement